Exhibit 99.1

Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Announces First Quarter Fiscal 2014 Results

PORTLAND, Ore. – August 6, 2013 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2014 first quarter ended June 29, 2013. Financial measures are provided on both a GAAP and non-GAAP basis, which excludes the impact of purchase accounting, equity compensation, restructuring and valuation allowance charges, and other items.
Revenue in the first quarter was $46.2 million, compared to $39.6 million in the fourth quarter of 2013 and $59.0 million in the first quarter of last fiscal year. On a GAAP basis, net loss was $3.3 million or $0.11 per share, compared to net loss of $65.8 million or $2.23 per share in the prior quarter. On a non-GAAP basis, first quarter net income was $0.4 million or $0.01 per diluted share, compared to net loss of $1.0 million or $0.03 per share in the fourth quarter of fiscal 2013 and net income of $1.9 million or $0.06 per diluted share in the first quarter of fiscal 2013. First quarter results include approximately two months of operation from our acquired Semiconductor Systems business, which closed on May 3.
“The first quarter was a busy and productive one for ESI,” stated Nick Konidaris, president and CEO of ESI. “During the quarter we drove 17% revenue growth and returned to non-GAAP profitability. In addition, we acquired the GSI Semiconductor Systems business. More importantly, we made significant progress on several strategic growth initiatives.”
Orders for the first quarter increased to $58.3 million, compared to $44.1 million in the prior quarter. Konidaris continued, “We grew orders by over 30% sequentially, fueled by several design wins in advanced microfabrication, excellent performance in component test, and the addition of Semiconductor Systems. The quarter was also important strategically as we received customer acceptance on the first DiamondBlaze™ glass singulation system, booked and shipped our first order for dicing of ceramic substrates used in LED packaging, and reached agreements to place our 9900 advanced singulation platform at two major semiconductor manufacturers for technology development in next-generation thin film scribing and interposer dicing.”

ESI Announces First Quarter Fiscal 2014 Results

GAAP gross margin was 42.0%. Non-GAAP gross margin was 43.9% compared to 42.2% in the prior quarter. Operating expenses were $22.5 million, down from $24.7 million in the prior quarter. On a non-GAAP basis operating expenses rose modestly to $19.8 million as cost reduction measures nearly offset the incremental expenses from the Semiconductor Systems acquisition. Non-GAAP operating income was $0.5 million compared to a loss of $2.7 million in the fourth quarter.
Balance Sheet and Cash Flow
At quarter end, cash and investments decreased to $136.3 million. The company used $8.7 million in operating cash during the quarter, paid $8.0 million in cash to acquire the Semiconductor Systems business, and $2.4 million for the quarterly dividend of $0.08 per share.
Second Quarter 2014 Outlook
Based on recent order levels, ESI expects revenues for the second quarter of fiscal 2014 to be $55 to $60 million. Non-GAAP earnings per share are expected to be $0.03-$0.08.
Konidaris concluded, “We expect the laser microfabrication market to grow significantly over the next several years. Key growth drivers over this time period include consumer electronics, glass cutting, PCB processing and 3D semiconductor packaging. ESI has developed key technologies to drive our success in all these new growth applications. Our ongoing commitment to technology innovation, customer partnering and operational excellence positions us well to capture our many growth opportunities.”
The company will hold a conference call today at 5:00 p.m. ET. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.
The conference call can be accessed by calling 888-339-2688 (domestic participants) or 617-847-3007 (international participants). The conference ID number is 64581753. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through August 16, 2013, at 888-286-8010 (domestic participants) or 617-801-6888 (international participants), passcode 67128474. The webcast will be available on ESI’s website for one year.
Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of purchase accounting, equity compensation, restructuring charges and other items. We believe that this presentation of non-GAAP financial measures allows investors to better assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

About ESI
ESI is a leading supplier of innovative, laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring and testing of micron to submicron features in electronic devices, semiconductors, LEDs and other high-value components. We partner with our customers to make breakthrough technologies possible in the microelectronics, semiconductor and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements
This press release includes forward-looking statements about the markets we serve, revenue and earnings per share. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry—which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to create and sustain intellectual property protection around its products; the risk that competing or alternative technologies could reduce demand for our products; risks related to the integration of the Semiconductor Systems business acquired from GSI Group, Inc.; foreign currency fluctuations; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2014 Results
(In thousands, except per share data)
(Unaudited)

Operating Results:
	Fiscal quarter ended
	Jun 29, 2013	Mar 30, 2013	Jun 30, 2012
Net sales	$46,172	$39,574	$58,969
Cost of sales	26,786	45,727	35,316
Gross profit	19,386	(6,153)	23,653
	42%	(16)%	40%
Operating expenses:
Selling, service and administration	14,547	13,578	15,663
Research, development and engineering	8,425	8,405	9,534
Gain on acquisition of Semiconductor Systems business	(464)	—	—
Restructuring costs	—	2,612	—
Legal settlement (proceeds) costs, net	—	103	—
Net operating expenses	22,508	24,698	25,197
Operating loss	(3,122)	(30,851)	(1,544)
Interest and other (expense) income, net	(60)	317	(150)
Loss before income taxes	(3,182)	(30,534)	(1,694)
Provision for (benefit from) income taxes	101	35,217	(750)
Net loss	$(3,283)	$(65,751)	$(944)
Net loss per share—basic	$(0.11)	$(2.23)	$(0.03)
Net loss per share—diluted	$(0.11)	$(2.23)	$(0.03)

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2014 Results
(Amounts in thousands)
(Unaudited)

Financial Position As Of:
	Jun 29, 2013	Mar 30, 2013
Assets
Current assets:
Cash and cash equivalents	$73,765	$88,913
Short-term investments	50,265	56,144
Trade receivables, net	38,199	31,779
Inventories	74,074	63,067
Shipped systems pending acceptance	1,857	1,007
Deferred income taxes, net	1,734	1,682
Other current assets	3,894	3,898
Total current assets	243,788	246,490
Non-current assets:
Non-current investments	12,299	12,329
Property, plant and equipment, net	28,091	27,894
Non-current deferred income taxes, net	3,708	3,766
Goodwill	7,889	7,889
Acquired intangible assets, net	9,108	9,088
Other assets	13,584	14,752
Total assets	$318,467	$322,208
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$16,721	$16,958
Accrued liabilities	24,891	24,930
Deferred revenue	10,766	10,196
Total current liabilities	52,378	52,084
Non-current income taxes payable	5,885	5,982
Shareholders' equity:
Preferred and common stock	178,469	176,631
Retained earnings	81,567	87,228
Accumulated other comprehensive income	168	283
Total shareholders' equity	260,204	264,142
Total liabilities and shareholders' equity	$318,467	$322,208
End of period shares outstanding	29,915	29,583

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Electro Scientific Industries, Inc.
Analysis of First Quarter Fiscal 2014 Results
(Dollars and shares in thousands)
(Unaudited)

	Fiscal quarter ended
	Jun 29, 2013	Mar 30, 2013	Jun 30, 2012
Sales detail:
Interconnect & Microfabrication Group	$34,417	$22,988	$47,698
Components Group	6,142	7,904	7,705
Semiconductor Group	5,613	8,682	3,566
Total	$46,172	$39,574	$58,969

Gross margin %	42%	(16%)	40%
Selling, service and administration expense %	32%	34%	27%
Research, development and engineering expense %	18%	21%	16%
Operating loss %	(7%)	(78%)	(3%)
Effective tax rate %	(3%)	(115%)	44%
Weighted average shares outstanding - basic	29,745	29,540	29,116
Weighted average shares outstanding - diluted	29,745	29,540	29,116
End of period employees	623	579	617

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2014 Results
(In thousands, except per share data)
(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures:
	Fiscal quarter ended
	Jun 29, 2013	Mar 30, 2013	Jun 30, 2012
Net sales	$46,172	$39,574	$58,969
Gross profit per GAAP	$19,386	$(6,153)	$23,653
Add back:
Purchase accounting included in cost of sales	689	489	337
Equity compensation included in cost of sales	185	263	216
Charges for inventory write-off of discontinued product	—	19,765	—
Charges for intangibles write-off of discontinued product	—	2,347	—
Total non-GAAP adjustments to gross profit	874	22,864	553
Non-GAAP gross profit	$20,260	$16,711	$24,206
Non-GAAP gross margin	43.9%	42.2%	41.0%
Operating expenses per GAAP	$22,508	$24,698	$25,197
Less:
Purchase accounting included in operating expenses:
Selling, service and administration	219	76	73
Research, development and engineering	47	47	47
Subtotal - purchase accounting included in operating expenses	266	123	120
Equity compensation included in operating expenses:
Selling, service and administration	2,094	1,073	2,261
Research, development and engineering	355	393	500
Subtotal - equity compensation included in operating expenses	2,449	1,466	2,761
Acquisition and integration costs included in operating expenses:
Selling, service and administration	404	—	789
Subtotal - acquisition and integration costs included in operating expenses	404	—	789
Other items excluded from operating expenses:
Restructuring costs	—	2,612	—
Legal settlement costs	55	103	—
Gain on purchase of acquisition of Semiconductor Systems business	(464)	—	—
Charges for asset write-off	—	1,006	—
Subtotal - other items excluded from operating expenses	(409)	3,721	—
Total non-GAAP adjustments to operating expenses	2,710	5,310	3,670
Non-GAAP operating expenses	$19,798	$19,388	$21,527
% of Net sales	43%	49%	37%

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Operating loss per GAAP	$(3,122)	$(30,851)	$(1,544)
Non-GAAP adjustments to gross profit	874	22,864	553
Non-GAAP adjustments to operating expenses	2,710	5,310	3,670
Non-GAAP operating income (loss)	$462	$(2,677)	$2,679
% of Net sales	1%	(7%)	5%
Non-operating (expense) income, net per GAAP	$(60)	$317	$(150)
Non-GAAP adjustments to non-operating (expense) income	—	—	—
Non-GAAP non-operating (expense) income	$(60)	$317	$(150)
Net loss per GAAP	$(3,283)	$(65,751)	$(944)
Non-GAAP adjustments to gross profit	874	22,864	553
Non-GAAP adjustments to operating expenses	2,710	5,310	3,670
Non-GAAP adjustments to non-operating expense	—	—	—
Income tax effect of valuation adjustments	—	46,916	—
Income tax effect of other non-GAAP adjustments	54	(10,319)	(1,411)
Non-GAAP net income (loss)	$355	$(980)	$1,868
% of Net sales	1%	(2%)	3%
Basic Non-GAAP net income (loss) per share	$0.01	$(0.03)	$0.06
Diluted Non-GAAP net income (loss) per share	$0.01	$(0.03)	$0.06

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2014 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2014 Results
(Amounts in thousands)
(Unaudited)

Consolidated Condensed Statements of Cash Flows:
	Fiscal quarter ended
	Jun 29, 2013	Mar 30, 2013	Jun 30, 2012
Net loss	$(3,283)	$(65,751)	$(944)
Non-cash adjustments and changes in operating activities	(5,417)	55,324	12,296
Net cash (used in) provided by operating activities	(8,700)	(10,427)	11,352
Net cash (used in) provided by investing activities	(3,087)	54,534	6,126
Net cash used in financing activities	(3,175)	(1,564)	(2,895)
Effect of exchange rate changes on cash	(186)	(870)	(47)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(15,148)	41,673	14,536
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	88,913	47,240	69,780
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$73,765	$88,913	$84,316

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com